UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2010

ST. BERNARD SOFTWARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-50813	20-0996152
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15015 Avenue of Science
San Diego, CA 92128
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (858) 676-2277

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On January 19, 2010, St. Bernard Software, Inc., a Delaware corporation (the “Company”), and Louis E. Ryan entered into an Amendment to Employment Agreement (the “Amendment”).

The Amendment, which amends the January 15, 2009 Employment Agreement between the Company and Louis E. Ryan, has an effective date of January 1, 2010.  Pursuant to the terms of the Amendment, Mr. Ryan is entitled to receive payments of $11,458 (before deductions made at Employee's request, if any, and deductions required by federal, state and local law) twice per month, which is an increase from his previous monthly base salary. Additionally, Mr. Ryan is entitled to receive a quarterly performance bonus (if any), not to exceed $50,000 in the aggregate, based on specific performance targets set forth in the bonus plan established by the Board of Directors, which is a decrease from his previous quarterly performance bonus. The Company will also grant Mr. Ryan 100,000 non-qualified stock options to vest over a three (3) year period with one third (1/3) vesting on the first anniversary of the date of the grant and the remainder two thirds (2/3) vesting over the remaining two (2) years on a monthly basis thereafter (such shares to vest on the first day of each month thereafter until such shares are vested in full). The Amendment extends the Employment Agreement to December 31, 2010, after which the Mr. Ryan’s employment shall continue on an “at-will” basis (unless the parties enter into a new contract).  Starting on July 1, 2010 either party may terminate the Employment Agreement by providing the other party with thirty (30) days prior written notice.

The preceding description of the Amendment is summary in nature and does not purport to be complete. It should be read in conjunction with a review of the Amendment, and is qualified in its entirety by reference to the Amendment. The full text of the Amendment is attached as Exhibit 10.1 to this Report and is incorporated by reference herein.

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The disclosure requirement of this Item 5.02 is included in Item 1.01 above and is incorporated herein by reference.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number	Description
10.1	Employment Agreement between St. Bernard Software, Inc. and Louis E. Ryan dated January 18, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ST. BERNARD SOFTWARE, INC.

Dated: January 25, 2010	By:	/s/ Louis E. Ryan
Louis E. Ryan
Chief Executive Officer and Chairman of the Board of Directors